Exhibit 23(a)

INDEPENDENT AUDITORS’ CONSENT

Household International, Inc:

We consent to the use of our report dated June 19, 2002, included in this annual report on Form 11-K of Household International Tax Reduction Investment Plan for the year ended December 31, 2001, into the Company's previously filed Registration Statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-45455, No. 33-52211, No. 33-58727, No. 333-00397, No. 33-44066, No. 333-03673, No. 333-39639, No. 333-58287, No. 333-58289 No. 333-58291, No. 333-47073, No. 333-36589, No. 333-30600, No. 333-50000, No. 333-70794, No. 333-71198 and No. 333-83474 on Form S-8 and Registration Statements No. 333-60510, No. 333-65679, and No. 333-01025 on Form S-3.

/s/ KPMG LLP
Chicago, Illinois
June 25, 2002

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